FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-09

THIS FREE WRITING PROSPECTUS, DATED JUNE 22, 2020,
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

The Depositor has filed a registration statement (including a prospectus) with the SEC (SEC File no. 333-226123) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor or any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

JPMDB Commercial Mortgage Securities Trust 2020-COR7

J.P. Morgan Chase Commercial Mortgage Securities Corp.

as Depositor

JPMorgan Chase Bank, National Association

LoanCore Capital Markets LLC

German American Capital Corporation

Goldman Sachs Mortgage Company

as Sponsors and Mortgage Loan Sellers

JPMDB Commercial Mortgage Securities Trust 2020-COR7, Commercial Mortgage Pass-Through Certificates, Series 2020-COR7

This Collateral Term Sheet Update, dated June 22, 2020 (this “Update”) supplements and modifies Annex A-1, dated June 16, 2020 ( “June 16, 2020 Annex A-1”) and the Structural and Collateral Term Sheet, dated June 16, 2020 (the “June 16, 2020 Term Sheet”). The following is updated factual information and modifies the information contained in June 16, 2020 Annex A-1 and the June 16, 2020 Term Sheet and supersedes and updates the information in the June 16, 2020 Term Sheet and June 16, 2020 Annex A-1 in all respects.

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The purpose of this Update is to inform you of the following collateral updates:

Each of the 530 Broadway Mortgage Loan, the 12555 & 12655 Jefferson Mortgage Loan and the Belvedere Place Mortgage Loan have been removed from the transaction and will no longer be included as assets of the issuing entity. The Principal Balance of the Chase Center Tower I Mortgage Loan has been revised from $36,427,500 to $18,213,750 and the Principal Balance of the Chase Center Tower II Mortgage Loan has been revised from $31,072,500 to $15,536,250. Annex A-1, dated June 22, 2020 included with this Update and the Collateral Term Sheet, dated June 22, 2020 included with this Update reflect the updated mortgage pool composition resulting from these changes.

J.P. Morgan	Goldman Sachs & Co. LLC	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Jefferies		Drexel Hamilton
Co-Manager		Co-Manager

THE INFORMATION IN THIS UPDATE AND THE RELATED ANNEX A-1 AND STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS IS NOT AN OFFER TO SELL THESE CERTIFICATES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE CERTIFICATES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.